BERRY PETROLEUM COMPANY
                         28700 Hovey Hills Road
                              P.O. Box 925
                         Taft, California  93268


                NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                        To Be Held May 17, 2001


To the Shareholders of Berry Petroleum Company:

  The Annual Meeting of Shareholders of Berry Petroleum Company (the "Company") will be held at the Company's corporate headquarters at 28700 Hovey Hills Road, Taft, California on Thursday May 17, 2001 at 3:00 p.m. for the following purposes:

  1. To elect a board of nine directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified; and

  2. To transact such other business as may be properly brought before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on March 12, 2001 as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

  YOU ARE INVITED TO ATTEND THIS MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, YOU ARE URGED TO PROMPTLY SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE BY GIVING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY. IF YOU RETURN AN EXECUTED PROXY AND THEN ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON. ATTENDANCE AT THE MEETING WILL NOT BY ITSELF REVOKE A PROXY.

                            By Order of the Board of Directors

                            /s/ Kenneth A. Olson

                            Kenneth A. Olson
                            Corporate Secretary/Treasurer

April 9, 2001
Taft, California

                         BERRY PETROLEUM COMPANY
                         28700 Hovey Hills Road
                              P.O. Box 925
                         Taft, California  93268

                             PROXY STATEMENT
                              April 9, 2001
                            _________________


   This Proxy Statement is furnished by the Board of Directors of Berry Petroleum Company (respectively the "Board" and the "Company" or "Berry") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held on May 17, 2001, or at any adjournment thereof (the "Annual Meeting" or "Meeting") pursuant to the Notice of said Meeting. This Proxy Statement and the proxies solicited hereby are being first mailed to shareholders of the Company on or about April 9, 2001.

   SHAREHOLDERS ARE URGED, WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING, TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. You may revoke your proxy at any time prior to its exercise by giving written notice to the Secretary of the Company. If you return an executed proxy and then attend the Annual Meeting, you may revoke your Proxy and vote in person. Attendance at the Annual Meeting will not by itself revoke a proxy.

   Unless otherwise directed in the accompanying Proxy, persons named therein will vote FOR the election of the nine director nominees listed below. As to any other business that may properly come before the Meeting, the proxy holders will vote in accordance with the recommendation of the Board of Directors.

                          VOTING SECURITIES

   March 12, 2001 has been fixed as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. As of February 16, 2001 there were 21,134,667 and 898,892 shares, respectively, of Class A Common Stock ("Common Stock") and Class B Stock ("Class B Stock"), par value $.01 per share, issued and outstanding, referred to collectively as the "Capital Stock."

   Berry's Certificate of Incorporation provides that, except for proposed amendments to Berry's Certificate of Incorporation adversely affecting the rights of a particular class (which must be approved by the affected class voting separately), the Common Stock and the Class B Stock will vote as a single class on all matters upon which the Capital Stock is entitled to vote. Each share of Common Stock is entitled to one vote and each share of Class B Stock is entitled to 95% of one vote. The Certificate of Incorporation also provides for certain adjustments to the Capital Stock in the event a separate class vote is imposed by applicable law. Holders of the Capital Stock are entitled to cumulative voting rights for election of directors. Cumulative voting rights entitle a shareholder to cast as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder. A shareholder may cast all of such shareholder's votes as calculated above for one candidate or may distribute the votes among two or more candidates. Unless otherwise instructed, the shares represented by proxies will be voted in the discretion of the proxy holders so as to elect the maximum number of management nominees which may be elected by cumulative voting.

         SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

   The following table sets forth certain information regarding the beneficial ownership of Berry's Capital Stock as of February 16, 2001 by (i) each of its directors who own Berry Capital Stock, and
(ii) all directors and officers as a group.

                                                   Amount and Nature of
                                                        Beneficial
Name and                                            Ownership (1) (2)
Address of
Beneficial Owner          Position                 Shares            Percent
Jerry V. Hoffman        Chairman of the Board,     260,605(3)          1.2%
                        President and Chief
                        Executive Officer

William F. Berry        Director                  1,693,623(4)          7.7%

Ralph B. Busch, III     Director                    320,629(5)          1.5%

William E. Bush, Jr.    Director                    519,700(6)          2.4%

J. Herbert Gaul, Jr.    Director                     10,000(7)           **

John A. Hagg            Director                     43,000(8)           **

Thomas J. Jamieson      Director                     39,100(9)           **

Roger G. Martin         Director                     32,000(10)          **

Martin H. Young, Jr.    Director                     20,000(11)          **

All Directors and
Officers as a group
(15 persons)                                      3,365,198(12)        14.9%

-----------------------
  * All directors and beneficial owners listed above can be contacted at Berry Petroleum Company, P.O. Box 925, Taft, CA 93268.

 ** Represents beneficial ownership of less than 1% of the Company's outstanding Capital Stock.

(1) Unless otherwise indicated, shares shown as beneficially owned are those as to which the named person possesses sole voting and investment power.

(2) All shares indicated are Common Stock and percent calculations are based on total shares of Capital Stock outstanding, including the 898,892 shares of Class B Stock outstanding which can be converted, at the request of the shareholder, to Class A Common Stock.

(3) Includes 38,105 shares held directly and 222,500 shares which Mr. Hoffman has the right to acquire under the Company's 1994 Stock Option Plan.

(4) Includes 1,629,901 shares held directly and 34,722 shares held in the Berry Children's Trust as to which Mr. Berry has voting and investment power and 29,000 shares which Mr. Berry has the right to acquire under the Company's 1994 Stock Option Plan.

(5) Includes 76,324 shares held directly, 75,805 shares held in the B Group Trust at Union Bank of California which Mr. Busch votes and 150,500 shares held in a family trust for which Mr. Busch shares voting and investment power as co-trustee. Also includes 18,000 shares which Mr. Busch has the right to acquire under the Company's 1994 Stock Option Plan.

(6) Includes 179,700 shares held directly and 330,000 shares held in the William E. Bush Trust as to which Mr. Bush shares voting power with other trustees and 10,000 shares which Mr. Bush has the right to acquire under the Company's 1994 Stock Option Plan.

(7) Consists of 10,000 shares which Mr. Gaul has the right to acquire under the Company's 1994 Stock Option Plan.

(8) Includes 14,000 shares held directly and 29,000 shares which Mr. Hagg has the right to acquire under the Company's 1994 Stock Option Plan.

(9) Includes 10,100 shares held indirectly by Mr. Jamieson through Jaco Oil Company, a corporation, and 29,000 shares which Mr. Jamieson has the right to acquire under the Company's 1994 Stock Option Plan.

(10) Includes 3,000 shares held directly and 29,000 shares which Mr. Martin has the right to acquire under the Company's 1994 Stock Option Plan.

(11) Includes 10,000 shares held directly and 10,000 shares which Mr. Young has the right to acquire under the Company's 1994 Stock Option Plan.

(12) Includes 30,414 shares held directly, 7,040 shares held indirectly by the Officers in the Company's 401(k) Thrift Plan and 389,087 shares which the Company's Officers have the right to acquire upon the exercise of options granted under the Company's 1994 Stock Option Plan.

                          PRINCIPAL SHAREHOLDERS

   The following table sets forth, as of December 31, 2000, information regarding the voting securities of the Company owned "beneficially," within the meaning of the rules of the Securities and Exchange Commission, by persons, other than directors or officers, known by the Company to own beneficially more than 5% of the indicated class:

                        Name and Address         Amount and Nature   Percent
Title of Class          of Beneficial Owner       of Beneficial      of Class
                                                    Ownership
Class A Common Stock    Union BanCal Corporation    1,772,404 (1)       8.4%
                        445 South Figueroa St.,
                        Third Floor
                        Los Angeles, CA 90017

Class A Common Stock    Kennedy Capital
                        Management, Inc.            1,657,450 (2)       7.8%
                        10829 Olive Blvd.
                        St. Louis, MO  63141

Class A Common Stock    Goldman Sachs Asset
                        Management                  1,248,700 (3)       5.9%
                        A Division of Goldman,
                        Sachs & Co.
                        1 New York Plaza
                        New York, NY  10004

Class A Common Stock    Winberta Holdings, Ltd.     1,088,220 (4)       5.2%
                        c/o Berry Petroleum Company
                        P. O. Box 925
                        Taft, CA 93268

Class B Stock           Winberta Holdings, Ltd.       898,892 (4)       100%
                        c/o Berry Petroleum Company
                        P. O. Box 925
                        Taft, CA 93268

(1) As reflected in Schedule 13G, dated January 25, 2001, and filed with the Securities and Exchange Commission by UnionBanCal Corporation ("Union Bank"). According to the Schedule 13G, Union Bank is the trustee of certain trusts to which the trustors retain voting and investment power and Union Bank has shared dispositive power on the shares indicated. In addition, Union Bank holds 34,000 shares included above for which it has sole voting and dispositive power.

(2) As reflected in Schedule 13G, dated February 14, 2001, and filed with the Securities and Exchange Commission. According to the Schedule 13G, Kennedy Capital Management, Inc. has sole voting power on 1,657,450 shares and sole dispositive power on 1,562,700 shares.

(3) As reflected in Schedule 13G, dated February 14, 2001, and filed with the Securities and Exchange Commission. According to the Schedule 13G, Goldman Sachs Asset Management has sole voting and dispositive power on 1,248,700 shares.

(4) As reflected in Schedule 13G, dated January 30, 2001, and filed with the Securities and Exchange Commission. According to the Schedule 13G, Winberta Holdings, Ltd. has sole voting and dispositive power on all of the shares indicated. The Class B Stock shares are convertible into Class A Common Stock at the request of Winberta Holdings, Ltd. The Class A Common Stock and Class B Stock are voted as a single class, as noted on Page 1 of this Proxy Statement. Winberta Holdings, Ltd. combined shares comprise 9% of the total Capital Stock outstanding for the Company.

    COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

   Section 16(a) of the Securities Exchange Act of 1934 and related Securities and Exchange Commission rules require that directors, executive officers and beneficial owners of 10% or more of any class of equity securities report to the Securities and Exchange Commission changes in their beneficial ownership of the Company's Capital Stock and that any late filings be disclosed. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Form 5 was required, the Company believes there has been compliance with all Section 16(a) filing requirements, except that two reports were filed late by Mr. Berry and one report was filed late by Mr. Starzer during 2000.

                 PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Nominees for Election

   The Company's directors are elected at each Annual Meeting of Shareholders. At the Annual Meeting, nine directors, constituting the authorized number of directors, will be elected to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified. The nominees receiving the greatest number of votes at the Annual Meeting up to the number of authorized directors will be elected.

   The nominees for election as directors at the Annual Meeting set forth in the table below are all incumbent directors who were elected at the May 2000 Annual Meeting of Shareholders. Each of the nominees has consented to serve as a director if elected. Unless authority to vote for any director is withheld in a proxy, it is intended that each proxy will be voted FOR such nominees. In the event that any of the nominees for director should, before the Meeting, become unable to serve, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominees as may be recommended by the Company's existing Board of Directors, unless other directions are given in the proxies. To the best of the Company's knowledge, all the nominees will be available to serve.

                                                              Director
Nominee                 Age          Position                  Since
Jerry V. Hoffman        51           Chairman of the           1992
                                     Board, President and
                                     Chief Executive Officer
William F. Berry        60           Director                  1985
Ralph B. Busch, III     41           Director                  1996
William E. Bush, Jr.    54           Director                  1986
J. Herbert Gaul, Jr.    57           Director                  1999
John A. Hagg            53           Director                  1994
Thomas J. Jamieson      58           Director                  1993
Roger G. Martin         63           Director                  1985
Martin H. Young, Jr.    48           Director                  1999

Set forth below is information concerning each of the nominee directors of Berry.

   Mr. Hoffman has been the Chairman of the Board of Directors since
March 1997 and has been the President and Chief Executive Officer since
May 1994.  Mr. Hoffman was President and Chief Operating Officer from
March 1992 to May 1994 and was the Senior Vice President and Chief Financial Officer of the Company from 1985 until March 1992. Mr. Hoffman is a member of the Nominating and Corporate Governance Committee.

   Mr. Berry is a member of the Nominating and Corporate Governance Committee. Mr. Berry is currently a private investor and was involved in investment banking for a major California bank for over 20 years. Mr. Berry is a cousin to William E. Bush, Jr., and Ralph B. Busch, III.

   Mr. Busch is a member of the Nominating and Corporate Governance
Committee. Mr. Busch is currently Executive Vice President and Chief Operating Officer for Aon Risk Services of Central California. Prior to his position with Aon Risk Services, Mr. Busch was President of Central Coast Financial from 1986 to 1993. Mr. Busch was a director of Eagle Creek Mining & Drilling Company from 1985 to 1996. Mr. Busch is a cousin to William F. Berry and William E. Bush, Jr.

   Mr. Bush is Chairman of the Compensation Committee. Mr. Bush is an independent marketing and seed treatment consultant. Mr. Bush was formerly the Plant Manager of California Planting Cotton Seed Distributors from 1987 to 2000. Prior to 1987, Mr. Bush was the Area Manager/Technical Representative of Gustafson, Inc. (a division of Uniroyal) for Arizona and California for nine years. Mr. Bush was a director of Eagle Creek Mining & Drilling from 1985 to 1998. Mr. Bush is a cousin to William F. Berry and Ralph B. Busch, III.

   Mr. Gaul is a member of the Audit Committee. Mr. Gaul is currently a private investor. Mr. Gaul's previous experience includes; Chief Financial Officer for Gentek Building Products from 1995 to 1997, 4 years as the Treasurer for Natomas Company, 11 years of experience in senior treasury or finance positions with various companies and 10 years of experience with Morgan Guaranty Trust Company with responsibility for financial consulting to the energy industry.

   Mr. Hagg is Chairman of the Nominating and Corporate Governance Committee. Mr. Hagg is currently the Chairman of the Board for Northstar Energy Corporation ("Northstar"). Northstar is a Canadian oil and gas producer, based in Calgary, Alberta which effective December 11, 1998 became a subsidiary of Devon Energy Corp., an Oklahoma based company listed on the AMEX. Mr. Hagg has been a director of the Canadian Venture Exchange (CDNX) since November 1999 and was a director for Devon Energy Corp. from December 1998 to September 2000.

   Mr. Jamieson is the Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Jamieson is the Chief Executive Officer, President and founder, in 1970, of Jaco Oil Company and the majority owner and founder, in 1983, of Wholesale Fuels, Inc. Jaco Oil Company, based in Bakersfield, California, is one of the largest independent gasoline marketers in the western United States. Mr. Jamieson is also involved in real estate and oil and gas properties.

   Mr. Martin is a member of the Audit and Compensation Committees.
Mr. Martin is an independent oil and gas consultant. Mr. Martin retired in 1996 as the Manager of Special Projects at the Wilmington Field for the City of Long Beach, California. From 1975 to 1981, Mr. Martin was the officer in charge of the Elk Hills Naval Petroleum Reserve, Kern County, California.

   Mr. Young is a member of the Nominating and Corporate Governance
Committee. Mr. Young has been the Senior Vice President and Chief Financial Officer of Falcon Seaboard Holdings, L.P. and its predecessor Falcon Seaboard Resources, Inc. ("Falcon") since 1992. Falcon is a private energy company involved in power production, power demand management, natural gas exploration and production, real estate and private investments. Mr. Young is also the Chairman of the Board of the Texas Workers' Compensation Insurance Fund, the largest provider of workers' compensation insurance in the State of Texas.
Mr. Young has 13 years of banking experience, the last 10 working for a major California bank as the Vice President/Area Manager for the corporate banking group from 1981 to 1991.

Committees and Meetings

   The Board of Directors has an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

   The Audit Committee of the Board of Directors consists of Messrs. Jamieson, Gaul and Martin. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to auditing performance and practices, risk management, financial and credit risks, accounting policies, tax matters, financial reporting and financial disclosure practices of the Company. The Committee reviews the selection of the Company's independent accountants, the scope of the annual audit, the nature of non-audit services, the fees to be paid to the independent accountants, the performance of the Company's independent accountants and the accounting practices of the Company.

   The Compensation Committee of the Board of Directors consists of Messrs. Bush, Jamieson and Martin. The Compensation Committee is responsible for recommending total compensation for executive officers and board members of Berry to the Board of Directors, for reviewing general plans of compensation for employees and for reviewing and approving awards under Berry's Bonus Plan ("Bonus Plan"). In addition, the Committee is charged with the full responsibility of administering the Company's 1994 Stock Option Plan.

   The Nominating and Corporate Governance Committee of the Board of Directors consists of Messrs. Berry, Busch, Hagg, Hoffman and Young. The Nominating and Corporate Governance Committee is responsible for the development of governance guidelines and practices for the effective operation of the Board in fulfilling its responsibilities; the review and assessment of the performance of the Board; and to nominate prospective directors for the Company's Board of Directors and Board committee membership. The Committee will consider nominees recommended by shareholders. If a shareholder wishes to recommend a nominee for the Board of Directors, the shareholder should write to the Corporate Secretary of the Company specifying the name of the nominee and the qualifications of such nominee for membership on the Board of Directors. All such recommendations will be brought to the attention of the Nominating and Corporate Governance Committee.

   During 2000, the Board of Directors met six times, the Audit Committee met twice, the Compensation Committee met four times and the Nominating and Corporate Governance Committee met once. All of the nominees holding office attended at least 75% of the board meetings and meetings of committees of which they were members.

   Effective December 1, 2000, non-employee directors are paid a quarterly fee of $4,625, plus $1,000 for each board meeting and $1,000 for each committee meeting attended which is not held on the same day as the board meeting. From August 1999 to December 2000, the quarterly fees were $4,375 and meeting fees were $500. From March 1998 to August 1999, due to the extremely low crude oil price environment in early 1998, the Board of Directors reduced the quarterly fee to $3,750 and the meeting fees to $400.

   The Company's 1994 Stock Option Plan provides for a "formula" grant of 5,000 options annually to each non-employee director holding office on December 2nd of each year. 5,000 options were issued on December 2, 2000 at $15.6875, 5,000 options were issued on December 2, 1999 at $14.0625 and 5,000 options were issued effective December 2, 1998 at $12.625 to each of the non-employee directors holding office on those dates. The exercise price of the options is the closing price of Berry Petroleum Company Class A Common Stock as reported by the New York Stock Exchange for the date of grant. The maximum option exercise period is ten years from the date of the grant. The options issued to the directors vest immediately.

                        EXECUTIVE COMPENSATION
                      SUMMARY COMPENSATION TABLE

   The following table discloses compensation for the three fiscal years ended December 31, 2000 received by the Company's Chairman, President and Chief Executive Officer and each of the Company's four other most highly compensated executive officers:

                                                    Long-Term
                                                   Compensation
                                  Annual            # of Shares    All Other
Name and                    Compensation (1) (2)      Underlying  Compensation
Principal           Year      Salary      Bonus       Options         (3)
Position                                              Granted
-----------------  -----    ---------    ---------   ---------     ---------
Jerry V. Hoffman    2000    $ 303,636    $ 150,000     75,000       $ 15,756
Chairman, President 1999    $ 292,400    $  75,000          -       $ 10,143
and Chief Executive 1998    $ 242,400    $       -     80,000       $ 10,668
Officer

Ralph J. Goehring   2000    $ 175,513    $  75,000     35,000       $ 14,498
Senior Vice         1999    $ 167,666    $  55,000          -       $ 10,868
President and       1998    $ 144,500    $       -     60,000       $  9,076
Chief Financial
Officer

Michael R. Starzer  2000    $ 145,619     $ 60,000     20,000       $ 13,311
Vice President of   1999    $ 136,333     $ 55,000          -       $  9,277
Corporate           1998    $ 120,000     $      -     60,000       $  7,340
Development

Brian L. Rehkopf    2000    $ 143,287     $ 60,000     20,000       $ 13,325
Vice President      1999    $ 128,333     $ 35,000          -       $  8,941
of Engineering      1998    $ 115,000     $      -     40,000       $  7,135

George T. Crawford  2000    $ 111,906     $ 50,000     20,000       $  9,820
Vice President of   1999    $ 106,666     $ 15,000     30,000       $  4,108
Production          1998    $       -     $      -          -       $      -

(1) Does not include the value of perquisites and other personal benefits because the aggregate amount of such compensation, if any, does not exceed the lesser of $50,000 or 10 percent of the total amount of annual salary and bonus for any named individual.

(2) As a cost cutting measure in dealing with historically low oil prices, the Company's employees took an across-the-board 10% salary reduction in March 1998 with certain members of Management taking a larger reduction. These reductions were restored in January 1999.

(3) Includes Company contributions under the 401(k) Thrift Plan of $15,300, $9,600 and $10,152 for Mr. Hoffman, $14,210, $10,614 and $8,896 for
     Mr. Goehring, $13,125, $9,147 and $7,200 for Mr. Starzer, $12,937, $8,600
     and $6,818 for Mr. Rehkopf and $9,675, $3,983 and $0 for Mr. Crawford, respectively, for 2000, 1999 and 1998. Also includes split dollar life insurance compensation of $456, $543 and $516 for Mr. Hoffman, $288, $254 and $180 for Mr. Goehring, $186, $130 and $140 for Mr. Starzer, $388, $341 and $317 for Mr. Rehkopf and $145, $125 and $0 for Mr. Crawford, respectively for 2000, 1999 and 1998.

                          OPTION GRANTS IN 2000

          Number      Percent                       Potential Realizable Value
            of        of Total                      At Assumed Annual Rates
          Securities  Options                       Of Stock Price Appreciation
          Underlying  Granted   Exercise               For Option Term (1)
          Options       to       Price                    Dollars (3)
Name      Granted(1)  Employees   per     Expiration
                       In 2000   Share(2)  Date  (3)       5%          10%
Mr. Hoffman   75,000    29%    $15.6875   Dec. 2, 2010  $ 739,934  $ 1,875,138
Mr. Goehring  35,000    13%    $15.6875   Dec. 2, 2010  $ 345,302  $   875,064
Mr. Starzer   20,00      8%    $15.6875   Dec. 2, 2010  $ 197,316  $   500,037
Mr. Rehkopf   20,000     8%    $15.6875   Dec. 2, 2010  $ 197,316  $   500,037
Mr. Crawford  20,000     8%    $15.6875   Dec. 2, 2010  $ 197,316  $   500,037

                                                    Assumed Price Appreciation
                                                           5%         10%
Assumed price per share on Dec. 2, 2010             $      25.55  $      40.69
Gain on one share valued at $15.6875
  on Dec 2, 2000                                    $       9.87  $      25.00
Gain on all shares (based on 22,033,559 shares
  outstanding at Dec. 31, 2000)                     $217,378,345  $550,879,403
Gain for all 2000 optionees (based on 262,000
  options)                                          $  2,584,836  $  6,550,481

Optionee gain as a percentage of total
  shareholder gain                                         1.19%         1.19%

(1) Option holders vest in the granted options at the rate of 25% per year, commencing on the first anniversary of the grant date.

(2) All options were granted at the Company's Class A Common Stock market value on the date of grant.

(3) These columns present hypothetical future values of the stock obtainable upon exercise of the options net of the option's exercise price, assuming that the market price of the Company's Common Stock appreciates at a five and ten percent compound annual rate over the ten year term of the options. The five and ten percent rates of stock price appreciation are presented as examples pursuant to the Securities and Exchange Commission Rules and do not necessarily reflect management's assessment of the Company's future stock price performance. The potential realizable values presented are NOT intended to indicate the value of the options.

                     AGGREGATED OPTION EXERCISES IN 2000
                     AND DECEMBER 31, 2000 OPTION VALUES

              Shares                Number of Securities      Value of Unexercised
             Acquired             Underlying Unexercised          In-the-Money
               on        Value          Options at                 Options at
   Name      Exercise  Realized        12-31-2000               12-31-2000 (A)
                                  Exercisable Unexercisable    Exercisable  Unexercisable
Mr. Hoffman      -    $      -     222,500     127,500         $100,625    $ 35,000
Mr. Goehring 1,500    $ 44,962     143,337      73,750         $ 44,853    $ 26,250
Mr. Starzer  8,283    $280,312      61,250      58,750         $ 13,125    $ 26,250
Mr. Rehkopf      -    $      -      65,000      55,000         $ 17,500    $ 35,000
Mr. Crawford     -    $      -      15,000      35,000         $ 13,125    $ 13,125

(A) The December 29, 2000 New York Stock Exchange closing price of $13.375, the last trading day of the year, was used to value options.

   Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report of the Audit Committee, the report of the Compensation Committee and the performance graph shall not be incorporated by reference into any such filings.

                          Audit Committee Report

To the Board of Directors

   The Audit Committee consists of the following members of the Board of
Directors: Thomas J. Jamieson (Chairman), J. Herbert Gaul, Jr. and
Roger G. Martin. Each of the members is independent as defined under the rules of the New York Stock Exchange.

   We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2000.

   We have discussed with the independent auditors, PricewaterhouseCoopers LLP
(PWC), the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

   We have received and reviewed the written disclosures and the letter from PWC required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence. All fees billed by PWC for non-audit services are compatible with maintaining the principal accountant's independence.

   Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors

  March 23, 2001  Thomas J. Jamieson (Chairman)     J.Herbert Gaul, Jr.
       Roger G. Martin

                       Auditor Independence Report

   In conjunction with recent SEC releases on auditor independence, the following items are disclosed herein:

Audit Fees

   For the year ended December 31, 2000, the Company was billed $175,971 by PWC, its independent accountant, for the audit and quarterly reviews completed.

Financial Information Systems Design and Implementation Fees

   No fees were billed for Financial Information Systems Design and Implementation.

All Other Fees

   The Company was billed $19,222 for all other non-audit services provided by PWC, its principal accountant.

   PWC has represented to the Company that none of the work performed for the Company was by persons other than PWC's full-time permanent employees.

         Board Compensation Committee Report on Executive Compensation

   The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. During 2000 the Committee was composed of three non-employee directors. The Committee is committed to a strong, positive link between business performance, strategic goals, and compensation and benefit programs.

Report of Compensation Committee on Executive Compensation Policy

   The Company's compensation policy is designed to support the overall objective of maximizing the return to our shareholders by:

   Attracting, developing, rewarding, and retaining highly qualified and productive individuals.

   Directly aligning compensation to both Company and individual performance.

   Ensuring compensation levels that are externally competitive and internally equitable.

   Encouraging executive stock ownership to enhance a mutuality of interest with the Company's shareholders.

   The following is a description of the elements of executive compensation and how each relates to the objectives and policy outlined above.

Base Salary

   The Committee reviews each executive officer and certain other management employees' salaries annually. In determining appropriate salary levels, we consider the level and scope of responsibility, experience, Company and individual performance, internal equity, as well as pay practices of other companies relating to executives of similar responsibility. By design, we strive to set executives' salaries at competitive market levels.

Short-Term Incentive Plan Compensation

   The Short-Term Incentive Plan (Bonus Plan) awards cash bonuses to management and professional personnel to recognize and reward corporate and individual performance. The Bonus Plan has been restructured in early 2001 to focus on four specific targets for the Company's employees to strive for, these being: production targets, reserve replacement targets, operating costs targets and average net income. Bonuses may also be awarded for discretionary performance by the Chief Executive Officer for other employees whose efforts and performance are judged to be exceptional. Even though the Company experienced record net income, cash flow and production in 1997, no cash bonuses were made in 1998 due to the collapse of oil prices in early 1998. Upon the rapid rise in oil prices beginning in the second quarter of 1999 and due to the belief such prices were sustainable, the Company awarded $465,000 in cash bonuses in September 1999 under the Bonus Plan, primarily for 1997 and 1998 performance. Cash bonuses were awarded in December of 2000 based on the record performance achieved in 2000. The Company anticipates that future annual bonuses, if any, will be awarded in December of each year.
Cash bonuses paid in 2000, 1999 and 1998 were $1,033,000, $465,000 and $0, respectively.

   The amount individual executives may earn is directly dependent upon the individual's position, responsibility, and ability to impact the Company's financial success. External market data is reviewed periodically to determine the competitiveness of the Company's incentive programs for individual executives.

Long-Term Incentive Plan Compensation

Non-Statutory Stock Option Plan ("Stock Option Plan")

   The purpose of this plan is to provide additional incentives to employees to stay focused on the long term goal of maximizing shareholder value and to encourage management to own and hold the Company's stock and tie their long-term economic interests directly to those of the Company's shareholders. The Stock Option Plan was restructured in early 2001 to link the quantity of options allowable for grant with the Company's stock performance measured in comparison to a select peer group of other U.S. based exploration and production companies. The Stock Option Plan generally utilizes vesting periods to encourage key employees to continue in the employ of the Company and grants options which have an exercise price at market value on the date of grant.
The Compensation Committee is charged with responsibility for administering and granting non-statutory stock options. At December 31, 2000, an aggregate of 384,800 options are available for issuance from the 1994 Stock Option Plan. Options granted in 2000, 1999 and 1998 to employees were 262,000, 0 and 464,000, respectively.

Chief Executive Officer

   The Committee believes Mr. Hoffman has done an excellent job of leading and managing the Company during a volatile and rapidly-changing period for the energy industry and has positioned the Company favorably for continued growth. Mr. Hoffman, as Chief Executive Officer, has also demonstrated a keen ability in redirecting the Company's resources to higher profitability projects and growth opportunities. Mr. Hoffman's compensation incentives are primarily derived from the Bonus Plan and the Stock Option Plan. The value of the options are directly related to the Company's stock performance.

Compensation Committee of the Board of Directors

   March 23, 2001   William E. Bush (Chairman)   Thomas J. Jamieson
         Roger G. Martin

Severance Agreements

   The Company has entered into salary continuation agreements with Mr. Hoffman, Mr. Goehring, Mr. Starzer, Mr. Rehkopf and Mr. Crawford which guarantees their salary, as defined, plus an amount equal to the average cash bonus received by the employee for the prior two years, will be paid in one lump sum for two years for Mr. Hoffman and one year for Mr. Goehring, Mr. Starzer, Mr. Rehkopf and Mr. Crawford following a sale of all or substantially all of the oil producing properties of Berry or a merger or other reorganization between Berry and a non-affiliate which results in a change of ownership or operating control (a "Change of Control"). Salary continuation agreements for certain other executives provide for the payment of six months' salary, upon a termination of employment in connection with a Change of Control.

Life Insurance Coverage

   The Company provides certain individuals who are officers or other high-level executives with life insurance coverage in addition to that available to employees under the Company's group-term life insurance plan. The amount of this life insurance coverage is $500,000 for Mr. Hoffman, $451,000 for Mr. Goehring, $362,500 for Mr. Starzer, $362,500 for Mr. Rehkopf and $277,000 for Mr. Crawford. Depending on certain variables, an executive or beneficiary may be entitled to insurance benefits exceeding the amount of term insurance that could otherwise have been purchased with the portion of the premium payments that are imputed to the executive as taxable income.

                         PERFORMANCE GRAPH

   The following Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

   Total returns assume $100 invested on December 31, 1995 in shares of Berry Petroleum Company, the Dow Jones Secondary Oil Companies Index, the Russell 2000 and the Standard & Poors 500 Index ("S&P 500") assuming reinvestment of dividends for each measurement period. The Company added the Russell 2000 in 1999 and believes it is a good comparison index for the Company's proxy graph based on the smaller market capitalization and broader base of companies in the Russell 2000. The Dow Jones Oil Companies - Secondary Index was revised by Dow Jones for 2000 reports and now includes 92 companies, up from 12 companies in 1999. The information shown is historical and is not necessarily indicative of future performance.



Total Return
 Analysis                12/29/95   12/31/96   12/31/97   12/31/98   12/31/99   12/29/00
Berry Petroleum Company  $ 100.00   $ 146.92   $ 182.27   $ 152.67   $ 167.73   $ 152.01   $
Dow Jones Secondary
 Oil Co.                 $ 100.00   $ 126.68   $ 126.30   $  86.65   $ 100.00   $ 159.71
Russell 2000             $ 100.00   $ 114.76   $ 138.31   $ 133.54   $ 159.74   $ 153.03
S&P 500                  $ 100.00   $ 122.95   $ 163.95   $ 210.80   $ 255.16   $ 231.92

Source:  Carl Thompson Associates, www.ctaonline.com, (800) 959-9677.
Data from BRIDGE Information Systems, Inc. and Dow Jones Total Return Indexes.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Eagle Creek Mining & Drilling, Inc.

   Eagle Creek Mining & Drilling, Inc. ("Eagle Creek"), a California corporation, was a wholly-owned subsidiary of the Company's predecessor, Berry Holding Company, until it was spun off to the majority shareholders of the predecessor. On November 30, 1989, Eagle Creek purchased the assets of S&D Supply Company ("S&D"), a California partnership. S&D, a retail distributor of oilfield parts and supplies, is now a division of Eagle Creek. The five-year contract whereby the Company purchased oilfield parts and supplies from S&D at competitive prices expired November 30, 1999 and was not renewed. Even though the contract expired, based on competitive pricing, the Company continues to purchase oilfield parts and supplies from S&D. The amounts paid to S&D in 2000, 1999 and 1998 were $713,000, $785,000 and
$502,000, respectively. Mr. Ralph B. Busch, III and his immediate family are significant beneficial owners of the stock of Eagle Creek.

Victory Settlement Trust

   In connection with the reorganization of the Company in 1985, a shareholder of Berry Holding Company ("BHC"), Victory Oil Company ("Victory"), a California partnership, brought suit against Berry Holding Company (one of Berry's predecessor companies prior to the reorganization in 1985) and all of its directors and officers and certain significant shareholders seeking to enjoin the reorganization. As a result of the reorganization, Victory's shares of BHC stock were converted into shares of Berry Common Stock representing approximately 9.7% of the shares of Berry Common Stock outstanding immediately subsequent to the reorganization. In 1986, Berry and Victory, together with certain of its affiliates, entered into the Instrument for Settlement of Claims and Mutual Release (the "Settlement Agreement").

   The Settlement Agreement provided for the exchange (and retirement) of all shares of Common Stock of Berry held by Victory and certain of its affiliates for certain assets (the "Settlement Assets") conveyed by Berry to Victory. The Settlement Assets consisted of (i) a 5% overriding royalty interest in the production removed or sold from certain real property situated in the Midway-Sunset field which is referred to as the Maxwell property ("Maxwell Royalty") and (ii) a parcel of real property in Napa, California.

   The shares of BHC originally acquired by Victory and the shares of Berry Stock issued to Victory in exchange for the BHC Stock in the reorganization (the "Victory Shares") were acquired subject to a legend provision designed to carry out certain provisions of the Will of Clarence J. Berry, the founder of Berry's predecessor companies. The legend enforces an Equitable Charge (the "Equitable Charge") which requires that 37.5% of the dividends declared and paid on such shares from time to time be distributed to a group of lifetime income beneficiaries (the "B" Group).

   As a result of the Settlement Agreement, the "B" Group was deprived of the distributions related to the stock that they would have received on the Victory Shares under the Equitable Charge. In order to adequately protect the interests of the "B" Group, Berry executed a Declaration of Trust
(the "Victory Settlement Trust"). In recognition of the obligations of Berry and Victory with respect to the Equitable Charge, Victory agreed in the Settlement Agreement to pay to Berry in its capacity as trustee under the Victory Settlement Trust, 20% of the 5% Maxwell Royalty ("Maxwell "B" Group Payments"). The Maxwell "B" Group Payments will continue until the death of the last surviving member of the "B" Group, at which time the payments will cease and the Victory Settlement Trust will terminate. There is one surviving member of the "B" Group.

   Under the Settlement Agreement, Berry agreed to guarantee that the "B" Group will receive the same distributions under the Equitable Charge that they would have received had the Victory shares remained as issued and outstanding shares. Accordingly, when Berry declares and pays dividends on its capital stock, it is obligated to calculate separately the applicable distribution (the "Trust Payment"). Berry will make payments from the Victory Settlement Trust to the surviving member of the "B" Group which may constitute all or a part of the Trust Payment in March and September of each year. Such payments will be made to the surviving member of the "B" Group for the remainder of his life. The "B" Group survivor is a significant shareholder of Berry. Typically, the Maxwell "B" Group Payments have contributed to a portion or all of the Trust Payment. Pursuant to the Settlement Agreement, Berry paid $ 15,650 to the Victory Settlement Trust in 2000.

B-40 Purchase

   During 2000, the Company purchased the 50% working interest in the Company's 40 acre B-40 lease it didn't already own, from 13 individuals and trusts, for total consideration of $145,000 which was fair market value as determined by the Company. Mr. Ralph B. Busch, III and his immediate family were owners of approximately 29% of that interest.

              SHAREHOLDERS' PROPOSALS FOR NEXT ANNUAL MEETING

   Any proposal of a shareholder intended to be presented at the next Annual Meeting of Shareholders, expected to be held on May 16, 2002, must be received at the office of the Secretary of the Company by December 10, 2001, if such proposal is to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                            ANNUAL REPORT

   The Company's 2000 Annual Report to Shareholders has been mailed to shareholders concurrently herewith, but such report is not incorporated in this Proxy Statement and is not deemed to be a part of this proxy solicitation material.

   On March 20, 2001, the Company filed its Annual Report on Form 10-K with the Securities and Exchange Commission. This Report contains detailed information concerning the Company and its operations and supplementary financial information which, except for exhibits, are included in the Annual Report to Shareholders. A COPY OF THE EXHIBITS WILL BE FURNISHED TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO: INVESTOR RELATIONS,
BERRY PETROLEUM COMPANY, 28700 HOVEY HILLS ROAD, P.O. BOX 925, TAFT, CA  93268.

                       EXPENSES OF SOLICITATION

   The total cost of this solicitation will be borne by the Company. In addition to use of the mails, certain officers, directors and regular employees of the Company, without receiving additional compensation, may solicit proxies personally by telephone, e-mail or facsimile. The Company may reimburse persons holding shares in their own names or in the names of their nominees for expenses they incur in obtaining instructions from beneficial owners of such shares.

                   INDEPENDENT PUBLIC ACCOUNTANTS

   The Company's independent accountants are PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP or its predecessors have audited the Company's books since 1991, and is expected to have a representative at the Annual Meeting who will have the opportunity to make a statement if they desire to do so and be available at that time to respond to appropriate questions.
The Company anticipates that it will use PricewaterhouseCoopers LLP to audit the Company's financial statements for the year ending December 31, 2001 but has not yet executed the engagement letter.

                           OTHER MATTERS

   Management knows of no other business to be presented at the Meeting, but if other matters do properly come before the Meeting, it is intended that the persons named on the Form of Proxy will vote on said matters in accordance with the recommendations of the Board of Directors.

   The above Notice, Proxy Statement and Form of Proxy are sent by Order of the Board of Directors.


                                KENNETH A. OLSON
                                Corporate Secretary
April 9, 2001